EXHIBIT 99.1

Sussex Bancorp 200 Munsonhurst Road, Rt. 517 Franklin, NJ 07416	Candace Leatham Executive Vice President & Treasurer 973-827-2914

FOR IMMEDIATE RELEASE

SUSSEX BANCORP ANNOUNCES INCREASED SECOND QUARTER 2005 EARNINGS

---

DECLARES QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE

FRANKLIN, NEW JERSEY – July 21, 2005– Sussex Bancorp (AMEX: “SBB”) today announced its financial results for the second quarter ending June 30, 2005.

Second Quarter Highlights Include:

  Quarterly net income growth of 70.3% from same quarter in 2004
  Growth in quarterly non-interest income of $157 thousand or 13.5% over same quarter in 2004
  Cash dividend

 For the quarter ended June 30, 2005, the Company earned net income of $666,000, an increase of 70.3% over net income of $391,000 reported for the second quarter of 2004. For the six months ended June 30, 2005, the Company earned net income of $1,186,000, an increase of $424,000 from the $762,000 earned for the same period last year. Basic earnings per share for the three and six months ended June 30, 2005 were $0.22 and $0.39 respectively, compared to $0.21 and $0.42 for the respective comparable periods of 2004. Diluted earnings per share were $0.22 and $0.39 respectively for the three and six months ended June 30, 2005, compared to $0.20 and $0.40 in the respective comparable periods of 2004.

The Company’s net interest income increased to $2,742,000 for the quarter ended June 30, 2005 from $2,123,000 for the second quarter of 2004. The Company’s interest income increased to $3,684,000 for the quarter ended June 30, 2005 from $2,809,000 for the second quarter of 2004. The Company’s interest expense increased to $942,000 for the three months ended June 30, 2005 from $686,000 for the second quarter of 2004. For the six months ended June 30, 2005, the Company’s net interest income increased to $5,378,000 from the $4,255,000 earned for the same period last year. For the six months ended June 30, 2005, the Company’s interest income increased to $7,107,000 from $5,608,000 for the period ended June 30, 2004. The Company’s total deposits increased to $236.3 million at June 30, 2005 from $217.4 million at June 30, 2004. At June 30, 2005 the Company had total assets of $290.4 million, compared to total assets of $251.1 million at June 30, 2004.

The loan loss provision for the second quarter was $206,000 compared to $105,000 for the same period last year. The Company’s total loans increased $42 million to $186.3 million at June 30, 2005 from $144.3 million at June 30, 2004.

The Company also experienced increases in non-interest income in both the current quarter and year to date periods compared to 2004. The Company reported non-interest income of $1,324,000 and $2,425,000 for the current three and six month periods, respectively, compared to non-interest income of $1,167,000 and $2,317,000 for the three and six month periods ending June 30, 2004. For the three and six month periods ending June 30, 2005, $315,000 and $551,000 was from service charges on deposit accounts.

Sussex Bancorp also announced that it’s Board of Directors declared a cash dividend of $0.07 per share, payable on August 30, 2005 to shareholders of record as of August 2, 2005.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED STATEMENT OF CONDITION
(In Thousands, Except Share Data)
(Unaudited)

ASSETS	June 30, 2005	June 30, 2004

Cash and due from banks	$14,186	$12,387
Federal funds sold	2,195	4,990
Time deposits with other banks	500	500
Securities available for sale	73,352	75,449

Loans receivable, net of unearned income	186,278	144,275
Allowance for loan losses	(2,158)	(1,958)

Net loans
	184,120	142,317

Premises and equipment	5,830	5,470
Accrued interest receivable	1,567	1,209
Goodwill	2,334	2,124
Other assets	6,362	6,669

Total Assets	$290,446	$251,115

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$36,719	$35,710
Interest bearing	199,613	181,689

Total Deposits	236,332	217,399
Borrowings	14,000	11,000
Other liabilities	2,365	2,520
Junior subordinated debentures	5,155	5,155

Total Liabilities	257,852	236,074

Stockholders' Equity:
Common Stock, no par value, authorized
5,000,000 shares: outstanding shares,
3,017,213 in 2005 and 1,835,085 in 2004	25,580	9,913
Retained earnings	6,881	5,547
Other comprehensive income, net of tax	133	(419)

Total Stockholders' Equity	32,594	15,041

Total Liabilities and Stockholders' Equity	$290,446	$251,115

SUSSEX BANCORP
CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Share Data)
(Unaudited)

	Six Months Ended June 30,
	2005	2004

INTEREST INCOME:
Interest and fees on loans	$5,489	$4,262
Interest on federal funds sold	119	31
Interest on time deposits	27	17
Interest on securities:
Taxable interest	880	885
Tax-exempt interest	592	413

Total Interest Income	7,107	5,608

INTEREST EXPENSE:
Interest on deposits	1,273	967
Interest on borrowings	292	265
Interest on capital debentures	164	121

Total Interest Expense	1,729	1,353

Net Interest Income	5,378	4,255

PROVISION FOR LOAN LOSSES	341	253

Net Interest Income after Provision for
Loan Losses	5,037	4,002

NON-INTEREST INCOME:
Service charges on deposit accounts	551	382
Insurance commissions and fees	1,217	1,170
Other income	657	765

Total Non-Interest Income	2,425	2,317

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,203	3,090
Occupancy, net	488	414
Furniture and equipment	522	412
Other expenses	1,612	1,354

Total Non-Interest Expense	5,825	5,270

Income Before Income Tax Expense	1,637	1,049

PROVISION FOR INCOME TAX EXPENSE	451	287

Net Income	$1,186	$762

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
(dollars in thousands)	2005			2004

Earning Assets:	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)

Securities:
Tax exempt (3)	$27,749	$845	6.14%	$22,172	$589	5.34%
Taxable	47,954	880	3.70%	52,349	885	3.40%

Total securities	75,703	1,725	4.60%	74,521	1,474	3.98%
Total loans receivable (4)	169,676	5,489	6.52%	138,719	4,262	6.18%
Other interest-earning assets	11,098	146	2.64%	9,255	48	1.05%

Total earning assets	256,477	$7,360	5.79%	222,495	$5,784	5.23%

Non-interest earning assets	23,813			24,527
Allowance for loan losses	(2,051)			(1,842)

Total Assets	$278,239			$245,180

Sources of Funds:
Interest bearing deposits:
NOW	$7,685	$23	0.61%	$47,066	$107	0.46%
Money market	58,158	300	1.04%	8,784	42	0.97%
Savings	65,214	226	0.70%	66,097	215	0.65%
Time	62,039	724	2.35%	57,941	603	2.09%

Total interest bearing deposits	193,096	1,273	1.33%	179,888	967	1.08%
Borrowed funds	12,484	292	4.65%	11,000	265	4.77%
Junior subordinated debentures	5,155	164	6.32%	5,155	121	4.64%

Total interest bearing liabilities	210,735	$1,729	1.65%	196,043	$1,353	1.39%

Non-interest bearing liabilities:
Demand deposits	34,168			31,826
Other liabilities	1,451			2,159

Total non-interest bearing liabilities	35,619			33,985
Stockholders' equity	31,885			15,152

Total Liabilities and Stockholders' Equity	$278,239			$245,180

Net Interest Income and Margin (5)		$5,631	4.43%		$4,431	4.01%

(1)	Includes loan fee income

(2)	Average rates on securities are calculated on amortized costs

(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4)	Loans outstanding include non-accrual loans

(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets